SUBLEASE AGREEMENT

BETWEEN
GREENWELL/MEDFORD L.L.C.,
LANDLORD
AND
ERICKSON INCORPORATED,
TENANT

- i -

Article 10 EMINENT DOMAIN		14
10.1	Definition	14
10.2	Total Taking	14
10.3	Partial Taking	14
10.4	Repair and Restoration	15
10.5	Award	15
10.6	Waiver	15

Article 11 INDEMNITY; WAIVER		15
11.1	Indemnification and Waivers	15

Article 12 OPERATION OF BUSINESS		17

Article 13 SIGNS AND ADVERTISING		17

Article 14 LIENS		17

Article 15 RIGHT OF ENTRY		18

Article 16 DELAYING CAUSES		18

Article 17 ASSIGNMENT AND SUBLEASE		18
17.1	Consent Required	18
17.2	Request For Consent	19
17.3	Recapture and Termination	19
17.4	General Conditions	19
17.5	Transfer to an Affiliate	20
17.6	Transfer Pursuant to Bankruptcy Code	20
17.7	County Consent	20

Article 18 NOTICES		20

Article 19 SURRENDER OF POSSESSION		21
19.1	Surrender	21
19.2	Holding Over	21

Article 20 QUIET ENJOYMENT		21

Article 21 SUBORDINATION		21

Article 22 ESTOPPEL CERTIFICATE; FINANCIAL STATEMENTS		22

Article 23 DEFAULT		22
23.1	Default	22
23.2	Remedies	23
23.3	Interest	25

Article 24 INSOLVENCY		25
24.1	Breach of Lease	25
24.2	Operation of Law	26
24.3	Non-Waiver	26
24.4	Events of Bankruptcy	26
24.5	Landlord’s Remedies	26

Article 25 REMEDIES CUMULATIVE		27

Article 26 ATTORNEY’S FEES		27

Article 27 LIABILITY OF MANAGER		28

- ii -

Article 28 SUCCESSORS		28

Article 29 REMOVAL OF TENANT’S PERSONAL PROPERTY		28

Article 30 EFFECT OF CONVEYANCE		28

Article 31 LANDLORD’S DEFAULT; NOTICE TO LENDER		29
31.1	Landlord’s Default	29
31.2	Notice to Lender	29
31.3	Independent Covenants; Limitation of Remedies and Landlord’s Liability	29

Article 32 INTERPRETATION		29

Article 33 ENTIRE INSTRUMENT		30

Article 34 EASEMENTS; RECORDING		30

Article 35 CHOICE OF LAW; WAIVER OF TRIAL BY JURY		30

Article 36 HAZARDOUS SUBSTANCES		30
36.1	Indemnity	30
36.2	Covenant	31
36.3	Definitions	31
36.4	Handling; Notices	32

Article 37 AUTHORITY		32

Article 38 LIMITATION OF LIABILITY		32
38.1	Tenant’s Indemnification Obligations	32
38.2	Tenant’s Release Obligations	33

- iii -

SUBLEASE AGREEMENT
(Single Tenant/NNN)

Landlord hereby subleases to Tenant and Tenant hereby accepts from Landlord the premises hereinafter described in the terms and conditions set forth in this Sublease Agreement, hereinafter called “this Lease”.

BASIC LEASE PROVISIONS

The following Basic Lease Provisions are hereby incorporated herewith as part of this Lease:

A.	Lease Date: July 29, 2015

B.	Landlord: Greenwell/Medford L.L.C., a Washington limited liability company

C.	Tenant: Erickson Incorporated, a Delaware corporation

D.	Property: The project including all improvements, structures, and exterior landscaping and parking facilities on the real property legally described on Exhibit “A” (the “Property”).

E.
Premises:    The Premises shall mean the entire Property and all improvements, structures thereon containing approximately 222,657 square feet (“SF”) of land located at 4002 Cirrus Drive, City of Medford, Jackson County, Oregon, including one or more buildings containing approximately 56,344 SF of interior space (the “Building”).

F.	Permitted Use: Uses permitted by the Ground Lease defined below, and for no other use or purpose.

G.	Term: Approximately fifteen (15) years, commencing on the Commencement Date and terminating on the Expiration Date (the “Lease Term”).

H.	Commencement Date: The Closing Date of the PSA defined below.

I.	Expiration Date: The last day of the calendar month in which the fifteenth (15th) anniversary of the Commencement Date occurs.

J.	Rent Commencement Date: The Commencement Date.

K.	Minimum Rent: $521,934.00 annually, paid in twelve (12) equal monthly installments of $43,494.50.

On the first anniversary of the Commencement Date (the “Rent Adjustment Date”), Minimum Rent shall be adjusted by the percentage of increase between the Revised Consumer Price Index for All Urban Consumers (CPI-U): U.S. Cities Average, all items index (Reference Base 1982-84 = 100) published by the Bureau of Labor Statistics of the United States Department of Labor (the “CPI”) for the Base Month (the last published index month preceding the Commencement Date) and the CPI for the month immediately preceding the Rent Adjustment Date. If the CPI is no longer published, it shall be replaced by a comparable index selected by Landlord. Minimum Rent shall be similarly adjusted on each subsequent anniversary of the Commencement Date (each also a Rent Adjustment Date) by the percentage of increase between the CPI for the month preceding the most recent Rent Adjustment Date and the CPI for the month immediately preceding the new Rent Adjustment Date. In no event shall Minimum Rent be decreased pursuant to this paragraph.

L.
Conditional Rent Abatement:    Minimum Rent shall be abated during the months of January 2016, January 2017, and/or January 2018 if, at 4 p.m. (i.e., at the close of the business day’s trading) on the fifteenth (15th) day of the prior calendar month (or on the last business day prior to such date, if the 15th of such month is a weekend or holiday), the closing price per share of the common stock of Tenant as traded on the Nasdaq Capital Market, as adjusted for any stock split, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, rights offering, or other similar transaction or event, is at or above $6.00, $8.00, and $10.00, respectively. This paragraph shall become automatically null and void upon issuance of a delisting letter from Nasdaq, unless Tenant timely requests a hearing of any such delisting letter from the Nasdaq Listing Qualifications Panel (the “Panel”), in which event this paragraph shall become null and void if the Panel subsequently issues a decision upholding the delisting.

M.	Landlord’s Address for Notices: c/o Robert F. Greenwell Co., Inc.
P.O. Box 2399
Kailua Kona, HI 97645-2399
Attention: Pete Greenwell

With a copy to:    Foster Pepper PLLC
1111 Third Avenue, Suite 3400
Seattle, WA 98101
Attention: John A. Fandel

N.	Landlord’s Address for Rent
Payments:    c/o Robert F. Greenwell Co., Inc.
P.O. Box 2399
Kailua Kona, HI 97645-2399
Attention: Pete Greenwell

O.	Tenant’s Address for Notices: Erickson Incorporated
5550 SW Macadam Ave., Suite 200
Portland, OR 97239
Attention: General Counsel

With a copy to:    The Premises
Attn: Dale Roberts

P.
Ground Lease:     That certain Lease Agreement dated October 6, 1999, between the County of Jackson, a political subdivision of the State of Oregon, as the lessor thereunder (the “County”), and Landlord as the current lessee thereunder (as amended, the “Ground Lease”).

Q.	PSA: That certain Purchase and Sale Agreement and Receipt for Earnest Money dated June 24, 2015, by and between Tenant as “Seller” and Landlord as “Buyer” (the “PSA”).

R.	Exhibits:

Exhibit “A”    –    Legal Description
Exhibit “B”    –    Move-Out Inspection Checklist

ARTICLE 1
PREMISES; GROUND LEASE
1.1    Premises. Tenant is currently in occupancy of the Premises, and Landlord has no obligation to perform any construction or other work to the interior or exterior of the Premises or elsewhere at the Property in preparation for Tenant’s occupancy. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE PREMISES AS IS, AND TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR USE OR PURPOSE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, OR AS TO VALUE, COMPLIANCE WITH SPECIFICATIONS, LOCATION, USE, CONDITION, MERCHANTABILITY, QUALITY, DESCRIPTION, DURABILITY OR OPERATION, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. Tenant acknowledges that the Premises are of its selection and to its specifications and that the Premises have been inspected by Tenant and are satisfactory to it. In the event of any defect or deficiency in any of the Premises of any nature, whether patent or latent, Landlord shall not have any responsibility or liability with respect thereto or for any incidental or consequential damages (including strict liability in tort). The provisions of this Article have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Landlord, express or implied, with respect to any of the Premises, arising pursuant to the uniform commercial code or any other law now or hereafter in effect or otherwise.
1.2    Ground Lease. This Lease is in reality a sublease, subject and subordinate in all respects to the Ground Lease, a copy of which has been provided to the Tenant and which Tenant represents having read, and to all renewals, extensions, hypothecations and modifications thereof prior to the Commencement Date. In no event shall Landlord be obligated to extend the term of the Ground Lease for any reason. Tenant shall neither do nor permit anything to be done which would constitute a default or breach under the Ground Lease or which would cause the Ground Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the County, and Tenant agrees to comply with all terms, conditions, and covenants of the Ground Lease. Tenant assumes and agrees to perform and observe all provisions, terms, covenants, and conditions of Landlord as the “lessee” under the Ground Lease during the Term, except as may be expressly provided to the contrary herein or not otherwise non-transferable in the County’s sole opinion. However, Tenant shall have no right to terminate this Lease pursuant to Section 10.02 of the Ground Lease, which termination rights are retained and may be exercised exclusively by, and at the discretion of, Landlord. Except as otherwise provided in this Lease, Landlord’s only obligation to Tenant with respect to the enforcement of Landlord’s obligations under the Ground Lease shall be to use Landlord’s reasonable efforts to do so, which shall not include exercising any right to terminate the Ground Lease or any obligation for Landlord to commence suit, mediate, arbitrate or engage in any other proceeding with respect thereto. A breach or default by Tenant of any term, covenant or condition of the Ground Lease shall constitute a default hereunder. Except to the extent otherwise expressly set forth herein, Tenant shall in all respects comply with each and every term of the Ground Lease as if Tenant were the “lessee” under the Ground Lease. Landlord shall be entitled, in addition to the rights and remedies available to the Landlord under this Lease and/or applicable law, to the same rights and remedies as against Tenant that the Ground Lease provides to the County as the “lessor” thereunder. Tenant agrees to notify Landlord of any default by the County under the Ground Lease of which Tenant becomes aware. Each party hereto shall promptly provide to the other party a true and complete copy of all notices received from the County pertaining to this Lease or the duties and obligations of Tenant under or with respect to the Ground Lease or this Lease. This Lease is subject to the written consent of the County in form to be mutually agreed by the parties hereto and the County.
ARTICLE 2
RIGHTS AND RESTRICTIONS
2.1    Permitted Uses. The Premises shall be used solely for the Permitted Use set forth in the Basic Lease Provisions and for no other purpose or use whatsoever. Tenant shall not, without Landlord’s prior written consent, which consent Landlord may withhold in its sole discretion, bring or keep on the Premises any item or thing or permit any act thereon which is prohibited by any law, statute, ordinance or governmental regulation now in force or hereinafter enacted or promulgated, or which is prohibited by any standard form of fire insurance policy covering industrial use property. In addition to Landlord’s rights and remedies under this Lease, Tenant shall be liable to Landlord for any liability imposed on Landlord by the County pursuant to Section 4.5(D) of the Ground Lease for any breach by Tenant thereof.
2.2    Continuous Operation. As required by the Ground Lease, Tenant shall, continuously and without interruption, operate all or substantially all of the Premises for the Permitted Uses, except while the Premises are untenantable by reason of fire or other casualty or any other event outside Tenant’s control which the Ground Lease acknowledges as an event allowing the Premises not to be so operated. In the event that Tenant shall at any time fail to continuously operate within the Premises (subject to the exclusions in the foregoing sentence), Tenant shall be in default hereunder and shall indemnify, defend, and hold Landlord harmless from and against any and all damages Landlord incurs thereby, including without limitation claims of default under the Ground Lease and including Section 4.5(E) therein, but not including incidental or consequential damages unless such amounts are imposed or collectible by the County pursuant to the Ground Lease. Furthermore, if Tenant’s failure to conduct continuous operations within the Premises continues for sixty (60) days or more, Landlord shall have the right, in addition to all other rights and remedies available to Landlord under this Lease, to terminate Tenant’s right of possession of the Premises (with or without, at Landlord’s election in its sole discretion, terminating the Lease), by delivering to Tenant at any time after the expiration of such 60 day period (but prior to Tenant’s re-commencement of continuous operations within the Premises) written notice of termination, which termination shall be effective thirty (30) days after Tenant’s receipt thereof.
2.3    Relocation. Tenant acknowledges and agrees to be bound by Section 20 of the Ground Lease, which allows the County, on six (6) months’ prior notice, and subject to the restrictions and limitations set forth therein, to relocate or replace the improvements at the Property at the County’s sole cost and expense to a substantially similar form at another generally comparable location on the Airport property, all as more particularly set forth in said Section 20.
ARTICLE 3
TERM
The Term hereof shall commence on the Commencement Date defined in the Basic Lease Provisions and shall terminate on the Expiration Date defined in the Basic Lease Provisions, unless earlier terminated or extended as set forth elsewhere herein.
ARTICLE 4
RENT
4.1    Payment. Tenant shall pay to Landlord without prior demand, abatement, deduction, set-off, counter claim or offset, for all periods during the Lease Term, all sums provided in this Section 4.l and all other additional sums as provided in this Lease, at the address set forth in the Basic Lease Provisions, payable in lawful money of the United States of America on the first day of each month, except that the Minimum Monthly Rent due for the first month (or first partial month) shall be prepaid on the date of execution of the Lease by Tenant. All sums of money required to be paid pursuant to the terms of this Lease are hereby defined as “rent” or “Rent”, including all sums as provided in Articles 4, 5, 6, 7, 8, and 9 and provided elsewhere in this Lease, whether or not the same are designated as such. All Rent other than Minimum Monthly Rent is sometimes referred to herein as “Additional Rent.” Landlord’s acceptance of Tenant’s bank check or other funds shall not be deemed a waiver of Landlord’s right to thereafter demand and receive timely payment in immediately available funds.
(a)    Minimum Monthly Rent. Commencing on the Rent Commencement Date, but subject to any Minimum Monthly Rent abatement period provided in the Basic Lease Provisions, Tenant shall pay to Landlord, on a triple-net (NNN) basis, Minimum Monthly Rent at the rate provided in the Basic Lease Provisions.
(b)    Late Fee. If Tenant shall fail to pay when due any installment of Minimum Monthly Rent or any other sum due under this Lease, a late fee equal to five percent (5%) of the overdue amount shall be payable by Tenant to reimburse Landlord for costs relating to collecting and accounting for said late payment(s).
(c)    Triple-Net Lease. This Lease is what is commonly called a “Net, Net, Net” or “triple-net” Lease, it being understood that, except as otherwise expressly provided herein, Landlord shall receive all Rent free and clear of any and all other impositions, taxes, liens, charges or expenses of any nature whatsoever in connection with the ownership and operation of the Property. In addition to Minimum Monthly Rent, Tenant shall pay to the parties respectively entitled thereto, or satisfy directly, all impositions, “All-Risk” property insurance premiums, maintenance charges, and any other charges, costs, obligations, liabilities, requirements, and expenses which arise with regard to the Premises or Property or may be contemplated under any other provision of the Lease during the Term, except as otherwise expressly provided in this Lease. All of such charges, costs, obligations, liabilities, requirements, and expenses shall constitute Additional Rent, and upon the failure of Tenant to pay or satisfy any of the same, Landlord shall have the same rights and remedies as otherwise provided in the Lease for the failure of Tenant to pay Rent.
4.2    First Partial Month. If the first day of the Lease Term occurs on a day other than the first day of a calendar month; Minimum Monthly Rent for such partial month ending on the last day of the calendar month in which the Lease Term commences shall be prorated based on a 30-day month, and as so prorated shall be paid on the date of execution of the Lease.
4.3    Lease Year. The term “Lease Year” shall mean each period of twelve (12) or less consecutive months which ends on December 31 of each calendar year during the Lease Term or any Extended Term, and the period from the last December 31 during the Lease Term or any Extended Term to and including the last day of the Lease Term or any Extended Term during the next calendar year. The first and last Lease Years may be less than twelve (12) months.
4.4    Lockbox; Wire Payments. Upon Landlord’s request, Tenant shall pay all Rent due under this Lease to a “lockbox” or other depository whereby checks issued in payment of such items are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord’s authority); for any and all purposes under this Lease: (i) Landlord shall not be deemed to have accepted such payment until the date on which such funds are actually received by Landlord or the “lockbox”, (ii) Landlord shall be deemed to have accepted such payment if (and only if) Landlord shall not have immediately refunded (or attempted to immediately refund) such payment to Tenant and (iii) Landlord shall not be bound by any endorsement or statement on any check or any letter accompanying any check or payment and no such endorsement, statement or letter shall be deemed an accord and satisfaction. Landlord or Landlord’s bank may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease, at law or in equity. All Rent payments owing to Landlord pursuant to the terms and conditions of the Lease may be paid at Tenant’s option by wire transfer of immediately available funds to an account at a bank designated by Landlord in writing.
ARTICLE 5
TAXES
5.1    Personal Property Taxes. Tenant shall pay before delinquency all license fees, public charges, taxes and assessments on the furniture, fixtures, equipment, inventory and other personal property of or being used by Tenant in the Premises, whether or not owned by Tenant.
5.2    Real Property Taxes.

(a)    Definition; Payment. Commencing on the Lease Commencement Date, Tenant shall pay either (i) to Landlord, or, at Landlord’s election, directly to the taxing authorities, as and when required by the taxing authorities, all “Taxes” (as defined below). As used herein, Taxes shall mean all real property taxes, excises, license and permit fees, utility levies and charges, business improvement districts, transport fees, trip fees, monorail and other light rail fees or assessments, transportation management program fees, school fees, fees assessed by air quality management districts or any governmental agency regulating air pollution or commercial rental taxes, and other governmental charges and assessments, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature whatsoever, and installments thereof (including any business and occupation tax imposed on Landlord, the Building or the Property, and any tax imposed on the rents collected therefrom or on the income generated thereby, whether or not substituted in whole or in part for real property taxes, as well as assessments and any license fee imposed by a local governmental body on the collection of rent), which shall be levied or assessed against all or any portion of the Premises, or imposed on Landlord for any period during the Term of this Lease. Said Taxes attributable to the years that this Lease commences and terminates shall, if necessary, be prorated and apportioned between Landlord and Tenant to coincide with the commencement and expiration of the Lease Term.
(b)    Direct Billing to Tenant. At Landlord’s election, Tenant may apply to the taxing authorities to be billed directly, and Landlord shall be entitled to receive a duplicate of such bill from the tax authorities (if available, otherwise from Tenant upon request). If Landlord does not elect to require Tenant to pay such bills directly, Landlord shall deliver all Tax Bills it receives to Tenant via fax or e-mail within five (5) business days after receipt by Landlord.
5.3    Substitute and Additional Taxes. If, at any time during the Term, the methods of taxation prevailing on the execution date hereof shall be altered so that in lieu of, or as a supplement to or as a substitute for, the whole or any part of the Taxes now levied, assessed or imposed on the Premises or the Property, there shall be levied, assessed or imposed a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, measured by or based in whole or in part upon the Premises and imposed upon Landlord, then all such taxes, assessments, levies, impositions, charges of the part thereof so measured or based, shall be deemed to be included within the term “Taxes” as defined in this Article, and Tenant shall pay and discharge the same in the manner provided for the payment of Taxes herein, it being the intention of the parties hereto that the rent to be paid hereunder shall be paid to Landlord absolutely net, without deduction of any kind or nature whatsoever.
5.4    Tenant’s Right to Contest. After prior written notice to Landlord, Tenant shall not be required to pay any Taxes so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof by appropriate proceedings which shall operate during the pendency thereof to prevent (A) the collection of, or other realization upon, the Taxes so contested, (B) the sale, forfeiture or loss of any of the Premises, any Minimum Rent or any Additional Rent to satisfy the same, (C) any interference with the use or occupancy of any portion of the Premises, (D) any interference with the payment of any Minimum Rent or any Additional Rent, and (E) the cancellation of any fire or other insurance policy. In no event shall Tenant pursue any contest with respect to any Taxes in such manner that exposes Landlord or its lender to (i) criminal liability, penalty or sanction, (ii) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord and its lender or (iii) defeasance of its interest in the Premises. Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay and save Landlord and its lender harmless against any and all losses, judgments, decrees and costs (including all attorneys’ fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.
ARTICLE 6
UTILITIES AND SERVICES
6.1    Utilities and Services. Electricity used by Tenant in the Premises shall be paid by separate charge billed by the applicable utility company or reseller and payable directly by Tenant. Landlord shall have no obligation to provide, or to make any improvements or upgrades to Building systems to enable the provision of, any specific types or quantities of utilities or services. Tenant shall contract and pay for landscaping services for the Premises.
6.2    No Landlord Liability for Interruptions. It is understood that Landlord does not warrant that any utilities or services will be free from interruption by virtue of a strike or a labor trouble or any other cause. Such interruption of service shall never be deemed an eviction or disturbance of Tenant’s use or possession of the Premises, or any part thereof, nor shall it render Landlord liable to Tenant for damages, by abatement or reduction of rent or otherwise, nor shall it relieve Tenant from performance of Tenant’s obligations under this Lease, nor shall Tenant be relieved from the performance of any covenant or agreement in this Lease because of such failure or interruption.
ARTICLE 7
REPAIRS AND ALTERATIONS
7.1    No Landlord Repairs. Landlord shall not be required to make any repairs or replacements or perform any maintenance with respect to any portion of the Premises, and Tenant hereby expressly waives the right to make repairs at the expense of the Landlord, which right may be provided for in any Law now or hereafter in effect. Landlord hereby assigns, without recourse or warranty whatsoever, to Tenant, all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Premises (collectively, the “guaranties”), but expressly reserving unto Landlord the right to jointly (with Tenant) or separately enforce any warranties or similar rights. Such assignment shall remain in effect until the termination of this Lease. Landlord shall also retain the right to enforce any guaranties assigned in the name of Tenant upon the occurrence of an Event of Default by Tenant hereunder. Upon the termination of this Lease, the guaranties shall automatically revert to Landlord. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required. In confirmation of such reassignment Tenant shall execute and deliver promptly any certificate or other instrument which Landlord may request. Any monies collected by Tenant under any of the guaranties after the occurrence of and during the continuation of an Event of Default shall be held in trust by Tenant and promptly paid over to Landlord.

7.2    Tenant’s Repairs. Tenant shall at all times during the Lease Term keep the Premises (including maintenance of exterior entrances, including all glass and show window moldings) and all partitions, doors, door jambs, door closures, door hardware, fixtures, equipment and appurtenances thereof (including electrical, lighting, heating and plumbing, and plumbing fixtures, and any heating, ventilation, and air conditioning (“HVAC”) systems and equipment, including leaks around ducts, pipes, vents, or other parts of the HVAC or plumbing systems or equipment which protrude through the roof) in good order, condition and repair including replacements (including reasonable periodic interior painting as determined by Landlord), except for ordinary wear and tear (the parties acknowledging that repair of damage or destruction to the Premises shall be governed by Article 9 below). Tenant shall also repair any damages to the Premises resulting from Tenant's negligent acts or omissions or anyone acting by or through or claiming under Tenant as a result of the failure of Tenant or any one claiming under Tenant, and perform or observe the covenants or conditions in this Lease contained or resulting from alterations, additions or improvements to the Premises made by Tenant or anyone claiming under or acting by or through Tenant. Tenant shall also at all times keep and maintain the roof, landscaping, walls, footings, foundations and structural components of the Premises and all equipment thereon in the same condition and order of repair as exists as of the date of this Lease, except for ordinary wear and tear, and shall promptly make all repairs and replacements of every kind and nature, whether foreseen or unforeseen, thereto which may be required in order to keep and maintain such items in the order and condition required by this Section. Tenant shall do or cause others to do all shoring of the Premises or of foundations and walls of the Building and other improvements and every other act necessary or appropriate for preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon any of the Premises, whether or not Landlord shall, by reason of any Laws or insurance requirements, be required to take such action or be liable for failure to do so. Tenant shall maintain reasonable records of its maintenance and repair of HVAC systems and equipment, and within ten (10) business days provide copies thereof to Landlord upon Landlord’s request. For purposes of establishing a “baseline” condition of the Building, the parties acknowledge that that certain Building Observation Report dated June 16, 2015, and prepared by TM Rippey Consulting Engineers fairly represents the condition of the Building as of the Commencement Date of this Lease. Tenant shall, in all events, make all repairs for which it is responsible hereunder promptly, and all repairs shall be in a good, proper and workmanlike manner. If any portion of the Premises shall violate any Laws or insurance requirements and as a result of such violation enforcement action is threatened or commenced against Tenant or Landlord or with respect to the Premises, then Tenant, at the request of Landlord, shall either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such violation, whether the same shall affect Landlord, Tenant or both, or (ii) take such action as shall be necessary to remove such violation, including, if necessary, any Alteration. If Tenant shall be in default under any of the provisions of this Article, Landlord may after thirty (30) days’ written notice given to Tenant and failure of Tenant to cure during said period, but without notice in the event of an emergency, do whatever is necessary to cure such default as may be appropriate under the circumstances for the account of and at the expense of Tenant. In the event of an emergency Landlord shall notify Tenant of the situation by phone or other available communication. All reasonable sums so paid by Landlord and all reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon at the Default Rate defined below from the date of payment or incurring the expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand. Tenant shall from time to time replace with other operational equipment or parts (the “Replacement Equipment”) any of the existing equipment at the Premises (the “Replaced Equipment”) which shall have become worn out or unusable for the purpose for which it is intended, been taken by a Taking as provided below, or been lost, stolen, damaged or destroyed. Tenant shall repair at its sole cost and expense all damage to the Premises caused by the removal of existing equipment or Replaced Equipment or other personal property of Tenant or the installation of Replacement Equipment. All Replacement Equipment shall become the property of Landlord, shall be free and clear of all liens and rights of others and shall become a part of the Equipment as if originally demised herein.
7.3    Alterations.
(a)    Tenant’s Alterations. Tenant shall not make any alterations, decorations, changes, installations or improvements (collectively, “Alterations”) in, to, or about the interior or exterior of the Premises without obtaining the prior written consent of Landlord. Tenant’s request for Landlord’s consent to perform any Alterations which may affect the HVAC system or cause penetration through the roof of the

Building, must be accompanied by plans and specifications (to be prepared by Tenant at Tenant’s sole cost) for the proposed Tenant Change in detail reasonably satisfactory to Landlord, together with notice of the identity of the licensed contractor which Tenant has or will engage to perform such work, plus, if the costs of the proposed Alteration exceed $20,000 or the proposed Alteration otherwise affects the exterior or structural components of the Building, a review fee not to exceed $300.00. Landlord shall grant or withhold its approval of such plans and specifications within five (5) business days after Tenant makes request therefor in the manner provided herein; provided, however, if Landlord needs to consult with an outside consultant or expert with respect thereto, Landlord’s consent shall be granted or denied not later than ten (10) business days after the expiration of the initial 5‑day review period. All such work shall be accomplished at Tenant’s sole risk and expense, and Tenant shall indemnify, defend and hold harmless Landlord from and against any and all loss, cost, liability and expense (excluding incidental and consequential damages) relating to or arising from the Alterations. All Alterations shall become a part of the realty upon installation thereof excluding personal property, furniture, trade fixtures and other movable property not attached to the Building.
(b)    Approval Not Required. Notwithstanding Section 7.3(a), with respect to carpeting and painting of the interior portions of the Premises and other Alterations which (i) are non-structural in nature (i.e., do not involve changes to or penetrations in the structural elements of the Building or the Property); and (ii) do not involve material changes to the Building’s systems, including without limitation, the roof, electrical, plumbing, and HVAC systems (the Alterations described in clauses (i) and (ii) hereof are collectively called “Non‑Structural Alterations”), Tenant need not obtain Landlord’s prior written consent.
7.4    General Conditions. Tenant shall at all times comply with the following requirements when performing any work pursuant to Sections 7.2 or 7.3:
(a)    Contractors. All contractors used by Tenant shall be licensed contractors who are experienced and specialized in the type of work being performed (i.e., Tenant cannot hire general contractors who in turn subcontract portions of any proposed Alterations without the Landlord’s reasonable prior consent).
(b)    Compliance With Laws. All Alterations shall at all times comply with all laws, rules, orders and regulations of governmental authorities having jurisdiction thereof and all insurance requirements of this Lease, and, where applicable, shall comply with the plans and specifications approved by Landlord. Anything contained in this Article to the contrary notwithstanding, Tenant shall not alter the Premises in any manner which would increase Landlord’s responsibility for compliance with Laws without the prior written approval of Landlord (which approval may be withheld by Landlord if Landlord has not obtained Lender’s approval).

(c)    Tenant’s Responsibility. All Alterations shall be made and completed at Tenant’s sole cost and expense, and the Property and the Premises shall be kept lien-free at all times by Tenant.
(d)    County Consent. All Alterations shall be subject to any consent required by the County as and to the extent required pursuant to the Ground Lease.
7.5    Americans with Disabilities Act Compliance. Landlord and Tenant acknowledge that, in accordance with the provisions of the Americans with Disabilities Act of 1990, together with its implementing regulations and guidelines (collectively, the “ADA”), responsibility for compliance with the terms and conditions of Title III of the ADA may be allocated as between the parties. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that Tenant shall be responsible for compliance with the ADA (including, without limitation, the removal of architectural and communications barriers and the provision of auxiliary aids and services to the extent required). Landlord and Tenant each agree that the allocation of responsibility for ADA compliance shall not require either party to supervise, monitor or otherwise review the compliance activities of the other party with respect to its assumed responsibilities for ADA compliance as set forth in this paragraph.
ARTICLE 8
INSURANCE
8.1    Use Rate. Tenant shall not carry any stock of goods or do anything in or about the Premises which will cause an increase in insurance rates on the building in which the Premises are located. In no event shall Tenant perform any activities which would invalidate any insurance coverage on the Property or the Premises. Tenant shall pay on demand any increase in premiums that may be charged as a result of Tenant’s use or activities or vacating or otherwise failing to occupy the Premises. In no event shall the limits of insurance required to be maintained by Tenant pursuant to this Lease be deemed to limit the liability of Tenant hereunder.
8.2    Liability Insurance. Tenant shall, during the Lease Term, at its sole expense, maintain in full force a policy or policies of Commercial General Liability (CGL) or Commercial Aviation Liability (CAL) insurance including contractual, on an occurrence basis, with coverage at least as broad as the most commonly available ISO Commercial General Liability policy CG 00 01, at least Five Million Dollars ($5,000,000) per occurrence, Ten Million Dollars ($10,000,000) general aggregate limit. Tenant’s CGL or CAL insurance shall cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors (except to the extent certificates of insurance are obtained from such independent contractors); (4) blanket contractual liability for all written and oral contracts, to the extent such contracts are insurable; (5) contractual liability, to the extent the same is available and insurable; provided that in the case of clauses (4) and (5) above, such coverage shall be limited to “Insured Contracts”, defined as lease of premises; sidetrack agreements; an obligation required by an ordinance to indemnify a municipality, except in connection with work for a municipality; elevator maintenance agreements; any other contract or agreement pertaining to Tenants business in which Tenant assumes the tort liability of another person or organization to pay damages, to which its insurance applies, sustained by a third party. Tenant’s CGL or CAL insurance deductible shall not exceed $10,000. Tenant shall also maintain Automobile coverage, in the amount of Two Million Dollars ($2,000,000) combined single limit/per accident, covering injury (or death) and property damage arising out of the ownership, maintenance, or use of any private passenger or commercial vehicles and of any other equipment required to be licensed for road use. Such limits may be achieved through the use of umbrella liability insurance otherwise meeting the requirements of this paragraph. If Landlord is required to maintain CGL or CAL insurance by the County pursuant to Section 8.7 below, Tenant shall reimburse Landlord’s premiums and other costs for such CGL or CAL insurance within thirty (30) days after invoice from Landlord; otherwise, any additional liability insurance desired by Landlord for the protection of its interests shall be at Landlord’s sole cost.
8.3    Worker’s Compensation Insurance. Tenant shall at all times maintain worker’s compensation insurance in compliance with federal, state and local law including Employer’s Liability coverage (contingent liability/stop gap) in the amount of $1,000,000 each accident; $1,000,000 bodily injury by disease policy limit; and $1,000,000 bodily injury each employee.
8.4    Property Insurance. Landlord shall maintain in full force and effect during the Term of this Lease all risk property insurance, written on a “special form – causes of loss” policy (or equivalent), covering the improvements and structures at the Premises, in an amount of not less than one hundred percent (100%)

insurable replacement value with no coinsurance, with earthquake insurance covering up to fifty percent (50%) of the insurable replacement value of the improvements and structures at the Premises and a deductible no greater than the lesser of (x) $100,000, or (y) three percent (3%) of such insurable replacement value (the costs of any higher limit or lower deductible amount for such earthquake insurance shall be at Landlord’s sole cost) if Landlord or its lender deems such insurance to be necessary or desirable, in each case (A) containing an agreed amount endorsement and replacement cost endorsement with respect to all improvements; (B) providing for no deductible in excess of $25,000; and (C) containing Demolition Costs, Increased Cost of Construction and “Ordinance or Law Coverage” or “Enforcement” endorsements in amounts satisfactory to Landlord’s lender. The insurable replacement value may be redetermined from time to time by an appraiser or contractor designated and paid by Landlord or its lender or by an engineer or appraiser in the regular employ of the insurer; provided that no failure by Landlord or its lender to request any such appraisals shall relieve Tenant of any of its obligations under this Article or the remainder of this Lease. Tenant shall reimburse Landlord for the premiums and other costs of such property insurance within thirty (30) days after receipt of invoice from the Landlord. Tenant shall maintain at its sole cost and expense in full force and effect during the Term of this Lease property insurance written on a “special form – causes of loss” policy, covering all trade fixtures, equipment, furniture, inventory, and other personal property located at the Premises (collectively, “Tenant’s Property”), in an amount of not less than one hundred percent (100%) insurable replacement value with no coinsurance, in each case providing for no deductible in excess of $25,000.
8.5    Builder’s Risk Insurance. Tenant shall maintain, during structural construction, repairs or alterations to the improvements at the Premises (but only to the extent not covered under property insurance required to be carried by the parties as set forth above): (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of Tenant’s above-mentioned CGL or CAL insurance policy; and (B) property insurance written in a so-called builder’s all risk completed value form (1) on a non-reporting basis, (2) written on a “special form-causes of loss” policy form (or equivalent) consistent with the property insurance policies required to be carried pursuant to Section 8.4 above, (3) including permission to occupy the Premises, (4) with an agreed-amount endorsement waiving co-insurance provisions, and (5) with a deductible not exceeding $25,000.
8.6     Rental Income Insurance. Landlord may elect to obtain and maintain Rental Income and Extra Expense coverage: (A) with loss payable to Landlord; (B) covering losses of income and rents derived from the Premises resulting from any risk or casualty whatsoever; and (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and personal property has been repaired, the continued loss of rental income will be insured until such rental income either returns to the same level it was at prior to the loss. All insurance proceeds payable to Landlord pursuant to this subparagraph shall be held by Landlord and shall be applied to the obligations owed by Tenant hereunder from time to time due and payable; provided, however, that nothing herein contained shall be deemed to relieve Tenant of its obligations to pay the Basic Rent hereunder on the respective dates of payment provided for in this Lease, except to the extent such amounts are actually paid out of the proceeds of such Rental Income Insurance coverage. Tenant shall reimburse Landlord for the cost of any such Rental Income Insurance coverage within thirty (30) days after receipt of invoice from the Landlord.
8.7    Ground Lease Insurance Requirements. Notwithstanding anything to the contrary, but excluding property insurance covering the improvements and structures at the Premises, Tenant shall maintain at its sole cost and expense all other insurance coverages required to be maintained by the “Lessee” under the Ground Lease. Without limiting the generality of the foregoing, the parties will seek the County’s consent to allow Tenant to carry the liability insurance described in Section 8.2 above and as required by the Ground Lease, identifying Landlord, Landlord’s Property Manager, and the County as “additional insureds” pursuant to Section 8.9(c) below. If, however, the County does not grant such consent and instead requires that Landlord carry such liability insurance, the parties shall cooperate in good faith to accomplish the same, and the costs thereof shall be borne or reimbursed by Tenant.
8.8    Waiver of Subrogation. Except for any deductibles/self-insured retentions carried by Landlord or Tenant, each party hereby waives, and each party shall cause their respective property insurance policy or policies pursuant to Sections 8.4, 8.5 and 8.6 to include a waiver of such carrier’s, entire right of recovery (i.e., subrogation) against the other party, and the officers, directors, agents, representatives, employees, successors and assigns of the other party, for all claims which are covered or would be covered by the property insurance required to be carried hereunder or which is actually carried by the waiving party.
8.9    General Requirements. All policies of insurance required to be carried hereunder by each party shall (i) be evidenced by an appropriate evidence of insurance (e.g, ACORD Form 28, or equivalent), and (ii) shall comply with the following requirements:
(a)    Licensed in State. Be written by companies licensed to do business in the state in which the Premises are situated. All policies of insurance required to be maintained by Tenant shall be issued by insurance companies with an A.M. Best’s financial strength rating of “A” or better and an A.M. Best’s Financial Size Category of Class “XII” or higher.
(b)    Primary. Tenant’s liability insurance carried pursuant to Section 8.2 shall contain a clause that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord. All insurance coverage must be on an “occurrence basis”; and shall contain a severability of interest clause.
(c)    Additional Insureds. Tenant’s liability policy/ies carried pursuant to Section 8.2 shall name Landlord, Landlord’s Property Manager, and the County as additional insureds utilizing ISO Endorsement CG 20‑11‑04‑13 or equivalent (“certificate holder” status is not acceptable).
(d)    Notice of Cancellation. Not be subject to cancellation or reduction in coverage except upon at least thirty (30) days prior written notice to each additional insured. The policies of insurance containing the terms specified herein, or duly executed certificates evidencing them, together with satisfactory evidence of the payment of premiums thereon, shall be deposited with each additional insured prior to the Possession Date and subsequently not less than thirty (30) days prior to the expiration of the original or any renewal term of such coverage. If Tenant fails to comply with the insurance requirements set forth in this Lease, Landlord shall have the right, but not the obligation, at any time and from time to time, following forty-eight (48) hours’ notice to Tenant of default under this Article, to procure such insurance and/or pay the premium for such insurance, in which event Tenant shall repay Landlord, immediately upon demand by Landlord, as Additional Rent, all sums so paid by Landlord together with interest thereon and any costs or expenses incurred by Landlord in connection therewith, without prejudice to any other rights and remedies of the Landlord under this Lease.
ARTICLE 9
DAMAGE AND RESTORATION
9.1    Casualty; Use of Proceeds and Restoration. If the Premises are at any time destroyed or damaged by a casualty, Tenant shall give Landlord and its lender immediate notice thereof, and, subject to Section 9.2 below, this Lease shall continue in full force and effect, and Landlord shall commence diligently to reconstruct, rebuild or repair the Premises to substantially their condition prior to the date of damage (except that Tenant shall be responsible for the repair and/or restoration of Tenant’s Property). Landlord shall adjust, collect and compromise any and all claims relating to the damaged improvements and structures at the Premises. In the event of any casualty (whether or not insured against) resulting in damage to the Premises or any part thereof, the Term shall nevertheless continue, provided that Minimum Rent and Additional rent shall abate only to the extent covered by any Rental Income Insurance carried by Landlord pursuant to Section 8.6.
9.2    Limitations. Notwithstanding anything to the contrary contained herein, Landlord shall not have any obligation to repair, reconstruct, or restore the Premises or Property in the event of (i) damage or destruction occurring during the last twelve (12) months of the Term and the cost to restore such damage exceeds $50,000.00; (ii) damage, the repair or restoration of which would cost more than twenty-five (25%) of the then-insurable replacement value of the Premises; (iii) insurance proceeds, sufficient to fully repair and restore the damaged improvements and structures at the Premises are not available to Landlord; (iv) any lender, mortgagee, or other person entitled to the proceeds of insurance does not consent to the payment to Landlord of such proceeds to fully restore the damaged improvements and structures at the Premises; or (v) the Premises and Property cannot be fully restored to substantially its prior condition under land use, zoning, and building codes in force at the time a permit is sought for repair or reconstruction. In any of the forgoing events, Landlord may, at its option, to be exercised by written notice to Tenant within sixty (60) days following any such occurrence, elect to not rebuild or restore, which election shall also be deemed an election to terminate this Lease. In the case of such election, the Term and tenancy created hereby shall expire on the thirtieth (30th) day after such notice is given by Landlord; and Tenant shall, within such 30 day period, vacate the Premises and surrender them to Landlord, and all property insurance proceeds from Landlord’s property insurance shall be retained by Landlord, and all rent shall be adjusted as of the date the damage occurred. Nothing herein shall affect or reduce Tenant’s liability to Landlord or any remedy of Landlord due to any failure of Tenant to timely pay the Tenant Insurance Payment as required above.
9.3    Waiver. Tenant hereby waives any statutory and common law rights of termination which may arise by reason of any partial or total destruction of the Premises.
ARTICLE 10
EMINENT DOMAIN
10.1    Definition. If there is any taking or condemnation of or transfer in lieu thereof for a public or quasi-public use of all or any part of the Property or the Premises or any interest therein because of the exercise or settlement due to threatened exercise of the power of eminent domain or inverse condemnation, whether by condemnation proceedings or otherwise (all of the foregoing being hereinafter referred to as “taking”) before or during the Term hereof, the rights and obligations of the parties with respect to such taking shall be as provided in this Article.
10.2    Total Taking. If there is a taking of all or substantially all of the Premises, this Lease shall terminate as of the date of such taking. All Minimum Monthly Rent and other amounts due under this Lease shall be paid by Tenant to the date of such termination.
10.3    Partial Taking. If less than all or substantially all of the Premises shall be taken, and a part thereof remains which is reasonably susceptible of occupation hereunder for the use permitted herein, this Lease shall, as to the part so taken, terminate as of the date title shall vest in the condemnor or transferee, and the Minimum Monthly Rent payable hereunder shall be reduced by the proportion which the floor area taken from the Premises bears to the total SF of the Premises immediately before the taking; but in such event each of Landlord and Tenant shall have the option to terminate this Lease in its entirety as of the date when title to the part so condemned vests in the condemnor or transferee by giving written notice to the other party of such election within thirty (30) days prior to the date that title to the portion so taken vests in the condemnor or transferee. All Minimum Monthly Rent and other amounts due under this Lease shall be paid by Tenant to the date of any such termination.
10.4    Repair and Restoration. If this Lease is not terminated as provided in this Article, Landlord shall, at its sole expense, restore with due diligence the remainder of the improvements occupied by Tenant so far as is practicable to a complete unit of like quality, character, and condition as that which existed immediately prior to the taking, provided that the scope of the work shall not exceed the scope of the work to be done by Landlord originally in construction of the Premises, and further provided that Landlord shall not be obligated to expend an amount greater than that which was awarded to Landlord for such taking. Tenant, at its sole cost and expense, may restore its furniture and fixtures and shall restore other allowed leasehold improvements to their condition immediately preceding such taking.
10.5    Award. In the event of any taking, Landlord shall be entitled to the entire award of compensation or settlement in such proceedings, whether for a total or partial taking or for diminution in the value of the leasehold or for the fee. Any such amounts shall belong to and be the property of Landlord. Without in any way diminishing the rights of Landlord under the preceding sentence, Tenant shall be entitled to recover from the condemnor such compensation as may be separately awarded by the condemnor to Tenant or recoverable from the condemnor by Tenant in its own right for the taking of trade fixtures and equipment owned by Tenant (meaning personal property, whether or not attached to real property, which may be removed without injury to the Premises) and for the expense of removing and relocating them, and for loss of goodwill, but only to the extent that the compensation awarded to Tenant shall be in addition to and shall not diminish the compensation awarded to Landlord as provided above.
10.6    Waiver. Tenant hereby waives any statutory and common law rights of termination which may arise by reason of any partial taking of the Premises under the power of eminent domain.
ARTICLE 11
INDEMNITY; WAIVER
11.1    Indemnification and Waivers.
(a)    Indemnity. To the fullest extent permitted by law, and commencing on the Possession Date, Tenant shall, at Tenant’s sole cost and expense, Indemnify Landlord Parties against all Claims arising from (i) any Personal Injury, Bodily Injury or Property Damage whatsoever occurring in or at the Premises during the Lease Term; (ii) any Bodily Injury to an employee of a Tenant Party arising out of and in the course of employment of the employee and occurring anywhere in the Property during the Lease Term; (iii) the use or occupancy, or manner of use or occupancy, or conduct or management of the Premises or of any business therein during the Lease Term; (iv) subject to the waiver of subrogation provisions of this Lease, any act, error, omission or negligence of any of the Tenant Parties in, on or about the Premises or the Property during the Lease Term; (v) the conduct of Tenant’s business during the Lease Term; (vi) any alterations, activities, work or things done, omitted, permitted or allowed by Tenant Parties in, at or about the Premises or Property, including the violation of or failure to comply with, or the alleged violation of or alleged failure to comply with any applicable laws, statutes, ordinances, standards, rules, regulations, orders, or judgments in existence on the date of the Lease or enacted, promulgated or issued after the date of this Lease including Hazardous Materials Laws (defined below) during the Lease Term; (vii) any breach or default by Tenant in the full and prompt payment of any amount due under this Lease, any breach, violation or nonperformance of any term, condition, covenant or other obligation of Tenant under this Lease, or any misrepresentation made by Tenant or any guarantor of Tenant’s obligations in connection with this Lease;

(viii) all Holdover Damages (defined in and subject to the limitations set forth in Section 19.2 below); (ix) any liens or encumbrances arising out of any work performed or materials furnished by or for Tenant; or (x) commissions or other compensation or charges claimed by any real estate broker or agent with respect to this Lease by, through or, under Tenant.
(b)    Waivers. To the fullest extent permitted by law, Tenant, on behalf of all Tenant Parties, Waives all Claims against Landlord Parties arising after the Possession Date from the following: (i) any Personal Injury, Bodily Injury, or Property Damage occurring in or at the Premises; (ii) any loss of or damage to property of a Tenant Party located in the Premises or other part of the Property by theft or otherwise; (iii) any Personal Injury, Bodily Injury, or Property Damage to any Tenant Party caused by other third parties at the Property, occupants of property adjacent to the Property, or by the construction of any private, public, or quasi-public work occurring either in the Premises or elsewhere in the Property; (iv) any interruption or stoppage of any utility service or for any damage to persons or property resulting from such stoppage; (v) business interruption or loss of use of the Premises suffered by Tenant; (vi) any latent defect in construction of the Building; (vii) damages or injuries or interference with Tenant’s business, loss of occupancy or quiet enjoyment and any other loss resulting from the exercise by Landlord of any right or the performance by Landlord of Landlord’s maintenance or other obligations under this Lease, or (viii) any Bodily Injury to an employee of a Tenant Party arising out of and in the course of employment of the employee and occurring anywhere in the Property; provided that this waiver shall not apply to the extent of any injuries or damages caused by the gross negligence or intentional misconduct of Landlord or any Landlord Parties.
(c)    Definitions. For purposes of this Article: (i) the term “Tenant Parties” means Tenant, and Tenant’s officers, members, partners, agents, employees, sublessees, licensees, invitees and independent contractors, and all persons and entities claiming through any of these persons or entities; (ii) the term “Landlord Parties” means Landlord and the members, partners, venturers, trustees and ancillary trustees of Landlord and the respective officers, directors, shareholders, members, parents, subsidiaries and any other affiliated entities, personal representatives, executors, heirs, assigns, licensees, invitees, beneficiaries, agents, servants, employees and independent contractors of these persons or entities; (iii) the term “Indemnify” means indemnify, defend (with counsel reasonably acceptable to Landlord) and hold free and harmless for, from and against; (iv) the term “Claims” means all liabilities, claims, damages (except incidental and consequential damages), losses, penalties, litigation, demands, causes of action (whether in tort or contract, in law or at equity or otherwise), suits, proceedings, judgments, disbursements, charges, assessments, and expenses (including attorneys’ and experts’ fees and expenses incurred in investigating, defending, or prosecuting any litigation, claim, or proceeding); (v) the term “Waives” means that the Tenant Parties waive and knowingly and voluntarily assume the risk of; and (vi) the terms “Bodily Injury”, “Personal and Advertising Injury” and “Property Damage” will have the same meanings as in the form of commercial general insurance policy issued by Insurance Services Office, Inc. most recently prior to the date of the injury or loss in question.
(d)    Scope of Indemnities and Waivers. Except as provided in the following sentence, the indemnities and waivers contained in this Article shall apply regardless of the active or passive negligence or sole, joint, concurrent, or comparative negligence of any of the Landlord Parties, and regardless of whether liability without fault or strict liability is imposed or sought to be imposed on any of the Landlord Parties. The indemnities and waivers contained in this Article shall not apply to the extent of the percentage of liability that a final judgment of a court of competent jurisdiction establishes under the comparative negligence principles of the State in which the Premises are situated, that a Claim against a Landlord Party was proximately caused by the willful misconduct or negligence of that Landlord Party, provided, however, that in such event the indemnity or waiver will remain valid for all other Landlord Parties.

(e)    Duty to Defend. Tenant’s duty to defend Landlord Parties is separate and independent of Tenant’s duty to Indemnify Landlord Parties. Tenant’s duty to defend applies regardless of whether issues of negligence, liability, fault, default or other obligation on the part of Tenant Parties have been determined. Tenant’s duty to defend applies immediately, regardless of whether Landlord Parties have paid any sums or incurred any detriment arising out of or relating, directly or indirectly, to any Claims. It is the express intention of Landlord and Tenant that Landlord Parties will be entitled to obtain summary adjudication regarding Tenant’s duty to defend Landlord Parties at any stage of any Claim within the scope of this Article.
(f)    Obligations Independent of Insurance. The indemnification provided in this Article shall not be construed or interpreted as in any way restricting, limiting or modifying Tenant’s insurance or other obligations under this Lease, and the provisions of this Article are independent of Tenant’s insurance and other obligations. Tenant’s compliance with the insurance requirements and other obligations under this Lease does not in any way restrict, limit or modify Tenant’s indemnification obligations under this Lease.
(g)    Survival. The provisions of this Article will survive the expiration or earlier termination of this Lease until all Claims against Landlord Parties involving any of the indemnified or waived matters are fully and finally barred by the applicable statutes of limitations.
ARTICLE 12
OPERATION OF BUSINESS
Tenant shall (a) keep the Premises and exterior and interior portions of windows, doors and all other glass or plate glass fixtures in a neat, clean, sanitary and safe condition; (b) refrain from burning any papers or refuse of any kind in the Property; (c) store in the area designated by Landlord all trash and garbage in neat and clean containers so as not to be visible to members of the public and arrange for the regular pick-up and cartage of such trash or garbage at Tenant’s expense; (d) observe and promptly comply with all governmental requirements and insurance requirements affecting the Premises; (e) not use or suffer or permit the Premises or any part thereof to be used for any use other than the Permitted Use set forth in the Basic Lease Provisions or in any manner that will constitute a nuisance or unreasonable annoyance to the public or to Landlord, or that will injure the reputation of the Property, or for any extra hazardous purpose or in any manner that will impair the structural strength of the Building; and (f) not cause or permit any waste to be committed on the Premises or the Property.
ARTICLE 13
SIGNS AND ADVERTISING
Tenant may at its own expense erect and maintain upon the interior areas of the Premises all signs and advertising matter customary and appropriate in the conduct of Tenant’s business. All signs and other similar advertising media shall comply with all applicable governmental requirements. Tenant shall at its own expense maintain and keep in good repair all installations, signs, and advertising devices which it is permitted to maintain under this Lease.
ARTICLE 14
LIENS
Tenant shall keep the Premises and the Property free of any liens or claims of lien arising from any work performed, material furnished or obligations incurred by Tenant. Notwithstanding the foregoing, in the event that any lien is recorded in connection with Tenant’s work or materials, Tenant shall, within ten (10) business days after request, post such bond as will release said property from the lien claimed.
ARTICLE 15
RIGHT OF ENTRY
Landlord and its authorized agents and representatives shall be entitled to enter the Premises at all reasonable times to inspect them, to make the repairs which Landlord is obligated to make under this Lease, to show them to prospective tenants, purchasers or lenders, to cure a default of Tenant, to post any notice provided by law that relieves a landlord from responsibility for the acts of a tenant, to comply with any governmental requirements or insurance requirements, and for any other lawful purpose relating to Landlord’s rights and obligations under this Lease. Nothing in the preceding sentence shall imply or impose a duty to make repairs which Tenant has agreed to make hereunder. Landlord may erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the parking areas and entrance to the Premises shall not be unreasonably blocked. Tenant shall not alter any lock or install a new or additional lock or any bolt on any door of the Premises, which Landlord requires access to without furnishing Landlord with a key for any lock. Landlord shall have the right to use any reasonable means which Landlord may deem proper to enter the Premises in an emergency. Landlord’s entry to the Premises pursuant hereto shall not under any circumstances be construed to be a forcible or unlawful entry into the Premises or an eviction of Tenant from the Premises.
ARTICLE 16
DELAYING CAUSES
If either party is delayed in the performance of any covenant of this Lease because of any of the following causes (referred to elsewhere in this Lease as a “delaying cause”): acts of the other party, action of the elements, war, riot, labor disputes, inability to procure or general shortage of labor or material in the normal channels of trade, delay in transportation, delay in inspections, or any other cause beyond the reasonable control of the party so obligated, whether similar or dissimilar to the foregoing, financial inability excepted, then, such performance shall be excused for the period of the delay; and the period for such performance shall be extended for a period equivalent to the period of such delay, except that the foregoing shall in no way affect Tenant’s obligation to pay Rent or any other amount payable hereunder, or the length of the Term of this Lease.
ARTICLE 17
ASSIGNMENT AND SUBLEASE
17.1    Consent Required. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not assign this Lease or any interest herein or any right or privilege appurtenant hereto, or hypothecate, encumber, or otherwise grant any security interest in or to the Lease, the Premises, or any alterations, betterments, or improvements therein, or sublet, license, grant any concessions, or otherwise give permission to anyone other than Tenant to use or occupy all or any part of the Premises (hereinafter sometimes referred to as a “Transfer”), without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold. Without limiting the generality of the foregoing, it shall be deemed reasonable for Landlord to withhold such consent if (i) the proposed Transferee does not have a favorable credit standing and tangible net worth reasonably acceptable to Landlord; and (ii) Tenant is not then in uncured default under this Lease. Any actual or attempted Transfer without the Landlord’s prior written consent or otherwise in violation of the terms of this Lease shall, at Landlord’s election, be void and shall confer no rights upon any third person, and shall be a non-curable default under this Lease which shall entitle Landlord to terminate this Lease upon ten (10) days’ written notice to Tenant at any time after such actual or attempted Transfer without regard to Landlord’s prior knowledge thereof. The acceptance of rent by Landlord from any person or entity shall not be deemed to be a waiver by Landlord of any provision of this Lease or a consent to any Transfer. A consent by Landlord to one or more Transfers shall not be deemed to be a consent to any subsequent Transfer. In addition, any option to extend or renew the Term hereof, to terminate this Lease early, or to expand or contract the size of the Premises shall be personal to Tenant, and shall not be Transferred without the prior written consent of Landlord in accordance with the terms of this Article.
17.2    Request For Consent. If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective date (which shall be not less than forty‑five (45) days nor more than one hundred eighty (180) days after Tenant’s notice); (b) the portion of the Premises subject to the Transfer; (c) all of the terms of the proposed Transfer and the consideration therefor; (d) the name and address of the proposed transferee; (e) a copy of the proposed sublease, instrument of assignment and all other documentation pertaining to the proposed Transfer; (f) current financial statements of the proposed transferee certified by an officer, partner or owner thereof; (g) any information reasonably requested by Landlord to enable Landlord to determine the financial responsibility, character, and reputation of the proposed transferee and the nature of such transferee’s business and the proposed use the Premises; and (h) such other information as Landlord may reasonably request, together with the sum of $1,500.00 which shall be applied towards Landlord’s review and processing expenses.
17.3    Recapture and Termination. Excluding Permitted Transfers defined below, upon receipt of Tenant’s request for consent to any other Transfer which constitutes an assignment of all or substantially all of Tenant’s interest in this Lease or the subletting of all or substantially all of the Premises for all or substantially all of the remainder of the Term hereof, Landlord may elect, by written notice given to Tenant within thirty (30) days after receipt of the information required pursuant to Section 17.2 above, to terminate this Lease in its entirety, effective upon a date specified by Landlord, which date shall not be earlier than thirty (30) days nor later than sixty (60) days after Tenant’s request for consent.
17.4    General Conditions. If Landlord does not elect to recapture the affected Premises or deny its consent to a Transfer, the granting of such consent shall be subject to the following conditions, which the parties hereby agree are reasonable:
(a)    Payment of Transfer Premium. For all Transfers other than Permitted Transfers, Tenant shall pay to Landlord one half of any Transfer Premium derived by Tenant from such Transfer. “Transfer Premium” shall mean all rent and any other consideration payable by a subtenant, assignee, or other transferee in excess of the Minimum Monthly Rent payable by Tenant under this Lease (on a per square foot basis, if less than all of the Premises is Transferred—e.g., pursuant to a sublease), after deducting therefrom any brokerage commissions in connection with the Transfer actually paid by Tenant to an unaffiliated broker. If any part of the consideration for such Transfer shall be payable other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord. The Transfer Premium payable hereunder shall be due within ten (10) days after Tenant receives such payments.
(b)    Continued Liability of Tenant. Tenant shall remain primarily liable on its covenants hereunder unless released in writing by Landlord. In the event of any assignment or sublease which is consented to by Landlord, the transferee shall agree in writing to perform and be bound by all of the covenants of this Lease required to be performed by Tenant.

17.5    Transfer to an Affiliate. At any time when Tenant is not a publicly-traded company, the sale, assignment, transfer or disposition, whether or not for value, by operation of law, gift, will, or intestacy, of (a) fifty percent (50%) or more of the issued and outstanding stock of Tenant if Tenant is a corporation, or (b) the whole or a partial interest of any general partner, joint venturer, associate or co‑tenant, if Tenant is a partnership, joint venture, association or co‑tenancy, shall be deemed a Transfer and shall be subject to the provisions of this Article. Notwithstanding the foregoing, Landlord hereby acknowledges and consents to Tenant’s right, without further approval from Landlord but only after written notice to Landlord, to sublease the Premises or assign its interest in this Lease (i) to a corporation that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant; (ii) in the event of the merger or consolidation of Tenant with another corporation; provided that immediately following the events enumerated in clauses (i) to (ii) above, the tangible net worth of the new Tenant, calculated in accordance with generally accepted accounting principles, consistently applied, is reasonably acceptable to Landlord, and such new Tenant has a favorable credit standing (collectively, the “Permitted Transfers”). No Permitted Transfer shall relieve Tenant of its liability under this Lease and Tenant shall remain liable to Landlord for the payment of all Minimum Monthly Rent and Additional Rent and the performance of all covenants and conditions of this Lease applicable to Tenant.
17.6    Transfer Pursuant to Bankruptcy Code. Anything to the contrary notwithstanding, if this Lease is assigned (or all or a portion of the Premises is sublet) to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. 101 et. seq. (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment or subletting shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of its estate within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. Any assignee pursuant to the Bankruptcy Code shall be deemed to have assumed all of Tenant’s obligations under this Lease. Any such assignee shall on demand by Landlord execute and deliver to Landlord a written instrument confirming such assumption.
17.7    County Consent. Under no circumstance shall Tenant have the right to effect any Transfer of any interest in the Lease or the Premises without the consent of the County as and to the extent required pursuant to the terms of the Ground Lease.
ARTICLE 18
NOTICES
All notices, requests and demands to be made hereunder shall be in writing at the address set forth in the Basic Lease Provisions, as applicable, by any of the following means: (a) personal service (including service by recognized overnight delivery/courier service, such as UPS or FEDEX); or (b) registered or certified, first class mail, return receipt or tracking service requested. Such addresses may be changed by notice to the other party given in the same manner provided above. Any notice, request, or demand sent pursuant to clause (a) of this Article shall be deemed received upon such personal delivery or service (or the date of refusal, if personal service or delivery is refused), and if sent pursuant to clause (b), shall be deemed received three (3) days following deposit in the mails.

ARTICLE 19
SURRENDER OF POSSESSION
19.1    Surrender. At the expiration of the tenancy created hereunder, whether by lapse of time or otherwise, Tenant shall surrender the Premises broom clean and in good condition and repair, and shall remove all of its personal property, furniture, fixtures, and equipment, and all cabling and wiring installed by or for Tenant. Landlord shall have the right to elect to require Tenant to remove any or all of Tenant’s Work and/or any of Tenant’s Alterations (including without limitation any Non-Structural Alterations) by written notice given to Tenant not later than thirty (30) days before the scheduled Expiration Date hereof. [*Note to draft: We should enumerate any fixtures or equipment Tenant will remove and take with it upon Lease expiration*] Tenant shall comply with the requirements of Exhibit “B” attached hereto at its sole expense, including without limitation the repair of any damage occasioned by the installation, maintenance or removal of Tenant’s personal property, furniture, fixtures, equipment, cabling and wiring, as well as any Tenant’s Work, Tenant’s Alterations that Tenant is hereby required to remove, and the removal of any generators or storage tanks installed by or for Tenant (whether or not the installation was consented to by Landlord), and the removal, replacement, or remediation of any soil, material or ground water contaminated by Tenant’s Permittees, all as may then be required by applicable Laws.
19.2    Holding Over. If Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Minimum Annual Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover, Tenant shall be liable to Landlord for all damages, including, damages that Landlord suffers from the holdover (collectively, “Holdover Damages”); provided that Tenant shall not be liable for Holdover Damages unless Landlord shall have given Tenant written notice, not earlier than six (6) months prior to the expiration date of the Term of this Lease, and at least thirty (30) days before such Holdover Damages are likely to begin accruing, of the possibility, estimated amount, and estimated accrual date of such Holdover Damages. Nothing herein shall be construed as consent to such holding over.
ARTICLE 20
QUIET ENJOYMENT
Subject to the provisions of this Lease and conditioned upon performance of all of the provisions to be performed by Tenant hereunder, Landlord shall secure to Tenant during the Lease Term the quiet and peaceful possession of the Premises and all rights and privileges appertaining thereto, free from hindrance or molestation by Landlord and those claiming by, through or under Landlord.
ARTICLE 21
SUBORDINATION
Unless otherwise required by a lender, this Lease shall be subordinate to any mortgage or deed of trust held by any lender, now or hereafter in force against the Premises or the Property or any part thereof, and to all advances made or to be made upon the security thereof, provided that, with respect to subsequent liens, Landlord procures from the mortgagee or lienholder an agreement for the benefit of Tenant and such mortgagee stating in part that, so long as Tenant discharges the obligations on its part to be kept and performed under the terms of this Lease, its tenancy will not be disturbed and the Lease will be recognized. If any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord, Tenant shall, at the option of the lender or other purchaser at any such foreclosure or sale, attorn to and recognize the purchaser as the Landlord under this Lease. Although this subordination shall be self-operating, Tenant agrees, within ten business (10) days following the request of Landlord, to execute an agreement as may be reasonably requested by Landlord or its lender(s) to confirm such subordination and the other provisions of this Article.

ARTICLE 22
ESTOPPEL CERTIFICATE; FINANCIAL STATEMENTS
Within twenty (20) days after written request from the other party, the requested party shall deliver a certificate, in form and content reasonably acceptable to the requested party, to any proposed Mortgagee of Landlord or purchaser of Landlord’s interest in the Premises, or to the requesting party, certifying (if such be the case or if not the case, specifying with particularity any exception) to the following: (i) that this Lease is in full force and effect and has not been amended, modified, supplemented or superseded other than as disclosed; (ii) that, to certifying party’s knowledge, there is no existing default on the part of the requesting party in its performance or observance of this Lease; and (iii) the date through which Rent and other charges have been paid. At any time Tenant is not a publicly-traded company, within ten (10) days from request by Landlord, Tenant will make available to Landlord or to any prospective purchaser or lender of the Property, audited financial statements of Tenant and any guarantor, provided, if Tenant is not a publicly traded entity, that Landlord or any such prospective purchaser or lender agrees to maintain such statements and information in confidence, and provided further that if audited financial statements of Tenant are not available at the time of such request, Tenant may deliver unaudited statements prepared in accordance with generally accepted accounting principles consistently applied and certified to be true and correct by Tenant’s chief financial officer. Notwithstanding the foregoing, so long as the named Tenant herein is a publicly traded corporation and its financial information is readily available to the public, Tenant will not be required to deliver additional financial statements to Landlord.

ARTICLE 23
DEFAULT
23.1    Default. The occurrence of any or more of the following events shall constitute a material breach and default of this Lease (each, an “Event of Default”):
(a)    Any failure by Tenant to pay Minimum Monthly Rent, Additional Rent or any other charge within ten business (10) days after written notice from Landlord; or
(b)    Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant not provided for in subparagraph (a) above and subparagraphs (c), (d) and (e) below where such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant, provided that if the nature of such breach is such that although curable, the breach cannot reasonably be cured within a thirty (30) day period, an Event of Default shall not exist if Tenant shall commence to cure such breach and thereafter rectifies and cures such breach with due diligence, but in no event later than sixty (60) days after the written notice; or

(c)    Abandonment or vacation of the Premises (which shall include Tenant’s failure to take possession of the Premises at the time provided in this Lease) by Tenant; or
(d)    A general assignment by Tenant for the benefit of creditors, or the filing by or against Tenant of any proceeding under any insolvency or bankruptcy law, or the appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease; or
(e)    The occurrence of an Event of Default as defined in any other provision of this Lease.
23.2    Remedies.
(a)    Reentry and Termination. Upon and during the continuance of an Event of Default, Landlord, in addition to any other remedies available to Landlord at law or in equity, at Landlord’s option, may, effective on written notice to Tenant but without further demand of any kind to Tenant or any other person:
1.    Declare the Lease Term ended and reenter the Premises and take possession thereof and remove all persons therefrom, and Tenant shall have no further claim to the Premises; or
2.    Without declaring this Lease ended, reenter the Premises and occupy the whole or any part thereof for and on account of Tenant and collect any unpaid Minimum Monthly Rent, rent, Additional Rent, and other charges, which have become payable, or which may thereafter become payable; or
3.    Even though Landlord may have reentered the Premises, thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises.
(b)    Express Termination Required. Should Landlord have reentered the Premises under the provisions of Section 23.2(a)(2) above, Landlord shall not be deemed to have terminated this Lease, or the liability of Tenant to pay any Minimum Monthly Rent, Additional Rent or other charges thereafter accruing, or to have terminated Tenant’s liability for damages under any of the provisions of this Lease, by any such reentry or by any action, in unlawful detainer or otherwise, to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that Landlord had elected to terminate this Lease. Tenant further covenants that the service by Landlord of any notice pursuant to the unlawful detainer statutes of the State where the Property is situated and the surrender of possession pursuant to such notice shall not (unless Landlord elects to the contrary at the time of or at any time subsequent to the serving of such notices and such election is evidenced by a written notice to Tenant) be deemed to be a termination of this Lease.
(c)    Damages. Should Landlord elect to terminate this Lease pursuant to the provisions of Sections 23.2(a)(1) or 23.2(a)(3) above, Landlord may recover from Tenant as damages, the following:
1.    The worth at the time of award of any unpaid Minimum Monthly Rent, Additional Rent or other charges which had been earned at the time of such termination; plus
2.    The worth at the time of award of the amount by which the unpaid Minimum Monthly Rent, Additional Rent or other charges which would have been earned after termination until the time of award exceeds the amount of such loss Tenant proves could have been reasonably avoided; plus

3.    The worth at the time of award of the amount by which the unpaid Minimum Monthly Rent, Additional Rent or other charges for the balance of the Lease Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided; plus
4.    any other amount necessary to compensate Landlord for all actual costs incurred proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to any costs or expenses incurred by Landlord in (i) retaking possession of the Premises, including reasonable attorneys’ fees, (ii) maintaining or preserving the Premises after the occurrence of an Event of Default, (iii) preparing the Premises for reletting to a new tenant, including repairs or alterations to the Premises for such reletting, (iv) leasing commissions, and (v) any other costs necessary or appropriate to relet the Premises; plus
5.    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State where the Property is situated.
6.    Furthermore, any Abated Rent initially provided to Tenant in connection with the original execution of this Lease shall be immediately due and payable to Landlord.
(d)    Alternative Damages. Should Landlord elect to bring an action against Tenant in unlawful detainer or for damages or both or otherwise (and Landlord may bring as many actions as Landlord may elect to bring throughout the Lease Term), without terminating this Lease, Landlord may recover from Tenant as damages the following:
1.    The worth at the time of award of any unpaid Minimum Monthly Rent, Additional Rent or other charges which had been earned at the time Landlord recovered possession of the Premises; plus
2.    The worth at the time of award of the amount by which the unpaid Minimum Monthly Rent, Additional Rent or other charges which would have been earned after the date Landlord recovered possession until the time of award exceeds the amount of such loss Tenant proves could have been reasonably avoided; plus
3.    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, including but not limited to, any costs or expenses incurred by Landlord in (i) retaking possession of the Premises, including reasonable attorneys’ fees, (ii) maintaining or preserving the Premises after the occurrence of an Event of Default, (iii) preparing the Premises for reletting to a new tenant, including repairs or alterations to the Premises for such reletting, (iv) leasing commissions, and (v) any other costs necessary or appropriate to relet the Premises; plus
4.    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State where the Property is situated.
5.    Furthermore, any Rent abatement initially provided to Tenant in connection with the original execution of this Lease shall be immediately due and payable to Landlord.
(e)    Definitions. As used in Sections 23.2(c)(1), 23.2(c)(2), and 23.2(d)(1) above, the “worth at the time of award” is computed by allowing interest at the rate of fifteen percent (15%) per annum (the “Default Rate”). As used in Sections 23.2(c)(3) and 23.2(d)(2) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank situated nearest to the location of the Property at the time of award plus one (1) percentage point.
(f)    Computation of Certain Sums. For all purposes of this Article, Additional Rent and other charges shall be computed on the basis of the average monthly amount thereof accruing during the immediately preceding sixty (60) month period, except that if it becomes necessary to compute such amounts before such a sixty (60) month period has occurred then such amounts shall be computed on the basis of the average monthly amounts accruing during such shorter period.
(g)    Use of Fixtures. Upon the occurrence of and during the continuation of any Event of Default, Landlord may, at Landlord’s option, require Tenant to remove all of Tenant’s fixtures, furniture, equipment, improvements, additions, alterations, and other personal property on the Premises. In the event of any entry or taking possession of the Premises, Landlord shall have the right, but not the obligation to remove all or any part of the fixtures, furniture, equipment and other personal property located in the Premises and may place the same in storage at a public warehouse at the expense and risk of the owner or owners thereof.
(h)    Cumulative Remedies. The remedies given to Landlord in this Article 23 shall be in addition and supplemental to all other rights or remedies which Landlord may have at law, in equity or by statute and the exercise of any one remedy shall not preclude the subsequent or concurrent exercise of further or additional remedies.
(i)    No Waiver. The waiver by Landlord of any breach of any term, covenant or condition herein contained in this Lease shall not be deemed to be a waiver of such term, covenant or condition of any subsequent breach of the same or any other term, covenant or condition of this Lease. The subsequent acceptance of Minimum Monthly Rent, Additional Rent or other charges due hereunder shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular amount so accepted regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such amount. No covenant, term, or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver shall be in writing and signed by Landlord.
23.3    Interest. Any sum accruing to Landlord under the terms and provisions of this Lease which shall not be paid when due shall bear interest at the interest rate provided herein from the date the same becomes due and payable by the terms and provisions of this Lease until paid, unless otherwise specifically provided in this Lease. The interest rate which shall apply shall be the lesser of (i) nine percent (9%) per annum or (ii) the highest rate allowed by applicable law.
ARTICLE 24
INSOLVENCY
24.1    Breach of Lease. Subject to the applicable United States Bankruptcy Code and other laws, the filing of any petition by or against Tenant under any chapter of the Bankruptcy Act, or any successor statute thereto, or the adjudication of Tenant as a bankrupt or insolvent, or the appointment of a receiver or trustee to take possession of all or substantially all of the assets of Tenant, or a general assignment by Tenant for the benefit of creditors, or any other action taken or suffered by Tenant under any state or federal insolvency or bankruptcy act, shall constitute a default under and breach of this Lease by Tenant, regardless of Tenant’s compliance with the other provisions of this Lease; and Landlord at its option by written notice to Tenant may exercise all rights and remedies provided for in Article 23, including the termination of this Lease, effective of such notice, without the necessity of further notice under Article 23.
24.2    Operation of Law. Neither this Lease, nor any interest herein, nor any estate created hereby, shall pass by operation of law under any state or federal insolvency or bankruptcy act to any trustee, receiver, assignee for the benefit of creditors or any other person whatsoever without the prior written consent of Landlord, which shall not be unreasonably withheld. Any purported transfer in violation of the provisions of this Section 24.2 shall constitute a default under and breach of this Lease, regardless of Tenant’s compliance with the other provisions of this Lease; and Landlord at its option by written notice to Tenant may exercise all rights and remedies provided for in Article 23, including the termination of this Lease, effective on service of such notice without the necessity of further notice under Article 23.
24.3    Non-Waiver. The acceptance of rent at any time and from time to time by Landlord from Tenant as debtor in possession or from a transferee of the type mentioned in Section 24.2, shall not preclude Landlord from exercising its rights under this Article at any time hereafter.
24.4    Events of Bankruptcy
(a)    Tenant’s becoming insolvent, as that term is defined in Title 11 of the United States Code, entitled Bankruptcy, U.S.C. Sec. 101 et. seq. (the “Bankruptcy Code”), or under the insolvency laws of the State in which the Premises are situated (“Insolvency Laws”);
(b)    The appointment of a receiver or custodian for any or all of Tenant’s property or assets, or the institution of a foreclosure action upon any of Tenant’s real or personal property;
(c)    The filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws;
(d)    The filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is either not dismissed within sixty (60) days of filing, or results in the issuance of an order for relief against the debtor, whichever is later; or
(e)    Tenant’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.
24.5    Landlord’s Remedies.
(a)    Termination of Lease. Upon occurrence of an Event of Bankruptcy, Landlord shall have the right to terminate this Lease by giving written notice to Tenant; provided, however, that this Section 24.5(a) shall have no effect while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, unless Tenant or its Trustee is unable to comply with the provisions of Section 24.5(d) and (e) below. At all other times this Lease shall automatically cease and terminate, and Tenant shall be immediately obligated to quit the Premises upon the giving of notice pursuant to this Section 24.5(a). Any other notice to quit, or notice of Landlord’s intention to re-enter is hereby expressly waived. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice; subject, however, to the rights of Landlord to recover from Tenant all rent and any other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later, and any other monetary damages or loss of reserved rent sustained by Landlord.

(b)    Suit for Possession. Upon termination of this Lease pursuant to Section 24.5(a), Landlord may proceed to recover possession under and by virtue of the provisions of laws of any applicable jurisdiction, or by such other proceedings, including re-entry and possession, as may be applicable.
(c)    Non-Exclusive Remedies. Without regard to any action by Landlord as authorized by Section 24.5(a) and (b) above, Landlord may at its discretion exercise all the additional provisions set forth in Article 23.
(d)    Assumption or Assignment by Trustee. In the event Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease pursuant to Section 24.5(a) shall be subject to the rights of the Trustee in Bankruptcy to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease unless the Trustee (i) promptly cures all defaults under this Lease, (ii) promptly compensates Landlord for monetary damages incurred as a result of such default, and (iii) provides adequate assurance of future performance on the part of Tenant as debtor in possession or on the part of the assignee Tenant.
(e)    Adequate Assurance of Future Performance. Landlord and Tenant hereby agree in advance that adequate assurance of future performance, as used in Section 24.5(d) above, shall mean that all of the following minimum criteria must be met: (i) Tenant must pay its estimated pro rata share of the cost of all services provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of the Minimum Monthly Rent), in advance of the performance or provision of such services; (ii) reserved; and (iii) the Trustee must agree that the use of the Premises as stated in this Lease will remain unchanged and that no prohibited use shall be permitted.
(f)    Failure to Provide Adequate Assurance. In the event Tenant is unable to (i) cure its defaults, (ii) reimburse the Landlord for its monetary damages, (iii) pay the rent due under this Lease and all other payments required of Tenant under this Lease on time (or within five business (5) days), or (iv) meet the criteria and obligations imposed by Section 24.5(d) above, Tenant agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Section 24.5(a) above.
ARTICLE 25
REMEDIES CUMULATIVE
The various rights, elections, and remedies of Landlord contained in this Lease shall be cumulative, and no one of them shall be construed as exclusive of any other, or any right, priority, or remedy allowed or provided for by law.
ARTICLE 26
ATTORNEY’S FEES
If either party hereto shall file any action or bring any proceeding against the other party arising out of this Lease or for the declaration of any rights hereunder, the prevailing party therein shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party as determined by the court.

ARTICLE 27
LIABILITY OF MANAGER
If Landlord retains the services of a Property Manager, said Property Manager is Landlord’s manager and rental agent in all matters concerning this Lease and the Premises, and Tenant, until notified in writing to the contrary by either the Landlord or Property Manager or the Assignee of Landlord’s interest under this Lease, shall recognize and be entitled to rely on such agency and pay all rental, furnish all statements, and give any notice which Tenant may be under the duty of giving hereunder, or may elect to give hereunder, to Property Manager at its offices instead of to the Landlord. As long as such agency shall exist, the rights and options extended to Landlord shall be deemed extended to Property Manager, and each and every other term and provision of this Lease which is in any way beneficial to the Landlord, including especially every stipulation against liability, or limiting liability, shall inure to the benefit of Property Manager and its agents and shall be applicable to Property Manager and its agents in the same manner and as fully and with the same effect as to Landlord. Whenever Landlord’s consent is required, Tenant shall request such consent from Property Manager. The consent of Property Manager shall be deemed the consent of Property Manager and Landlord. Landlord agrees to indemnify and hold harmless Tenant for, from and against the negligence or intentional misconduct of Property Manager and its employees.
ARTICLE 28
SUCCESSORS
This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. The term “successors” is used herein in its broadest possible meaning and includes, but is not limited to, every person succeeding to any interest in this Lease or the premises of Landlord or Tenant herein whether such succession results from the act or omission of such party. Every covenant and condition of this Lease shall be binding upon all assignees, subtenants, licensees, and concessionaires of Tenant.
ARTICLE 29
REMOVAL OF TENANT’S PERSONAL PROPERTY
Upon the expiration of the Term of this Lease or upon any earlier termination thereof, Tenant shall remove at its own expense all trade fixtures, equipment, and personal property (collectively called “Tenant’s Personal Property”) in this Lease which were installed by Tenant or any subtenant, concessionaire or licensee in or upon the Premises. In case of any injury or damage to the Building or any portion of the Premises resulting from the removal of Tenant’s Personal Property, Tenant shall promptly pay to Landlord the cost of repairing such injury or damage or Tenant may elect to perform the repairs at its sole cost. If Tenant fails to so remove Tenant’s Personal Property, Landlord may, at Landlord’s option, retain any or all thereof, and title thereto shall thereupon vest in Landlord without the execution of documents or sale or conveyance by Tenant; or Landlord may remove any or all items thereof from the Premises and dispose of them in any manner Landlord sees fit, and Tenant shall pay upon demand to Landlord the actual expense of such removal and disposition together with interest from the date of payment by Landlord until repayment by Tenant.
ARTICLE 30
EFFECT OF CONVEYANCE
If, during the Term of this Lease, Landlord conveys its interest in the Property, the Premises or this Lease, then, from and after the effective date of such conveyance, Landlord shall be released and discharged from any and all further obligations and responsibilities under this Lease, and the transferee shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such transferee, to have assumed and agreed to carry out any and all of the subsequent covenants and obligations of the Landlord under this Lease. Any security given by Tenant to secure performance of its obligations hereunder may be transferred and assigned by Landlord to such transferee. The Premises and/or Landlord’s interest under this Lease may be freely sold or assigned by Landlord, and in the event of any such sale or assignment, the covenants and obligations of Landlord herein shall be binding on each successive “landlord,” and its successors and assigns, only during their respective periods of ownership.
ARTICLE 31
LANDLORD’S DEFAULT; NOTICE TO LENDER
31.1    Landlord’s Default. In the case of a default by Landlord, Landlord shall commence promptly to cure such default immediately after receipt of written notice from Tenant specifying the nature of such default and shall complete such cure within thirty (30) days thereafter, provided that if the nature of such default is such that it cannot be cured within said thirty (30) day period, Landlord shall have such additional time as may be reasonably necessary to complete its performance, so long as Landlord has proceeded with diligence after receipt of Tenant’s notice and is then proceeding with diligence to cure such default.
31.2    Notice to Lender. Whenever Tenant serves notice on Landlord of Landlord’s default, written notice shall also be served at the same time upon the mortgagee under any first mortgage or beneficiary under any first deed of trust, so long as Landlord has provided Tenant with written notice of such mortgagee. Such mortgagee or beneficiary shall have the periods of time within which to cure Landlord’s defaults as are provided in Section 31.1, which periods shall commence to run ten (10) days after the commencement of the periods within which Landlord must cure its defaults under Section 31.1. In this connection, any representative of the mortgagee or beneficiary shall have the right to enter upon the Premises for the purpose of curing the Landlord’s default. Such mortgagee or beneficiary shall notify Landlord and Tenant in the manner provided by Article 18 of the address of such mortgagee or beneficiary to which such notice shall be sent, and the agreements of Tenant hereunder are subject to prior receipt of such notice.
31.3    Independent Covenants; Limitation of Remedies and Landlord’s Liability. The obligations of Landlord and Tenant, respectively, under this Lease are expressly agreed by the parties to be independent covenants. If Landlord fails to perform any obligation under this Lease required to be performed by Landlord, then, except to the extent otherwise stated in this Lease, Tenant shall have no right to: (i) terminate this Lease; (ii) avail itself of self-help or to perform any obligation of Landlord; (iii) abate or withhold any rent or any other charges or sums payable by Tenant under this Lease; or (iv) any right of setoff. If Landlord is in default hereunder, and as a consequence Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Premises, and out of rent or other income from the Premises receivable by Landlord or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Premises. Neither Landlord, nor any agent, officer, director, partner or employee of Landlord shall be personally liable for any portion of such a judgment.
ARTICLE 32
INTERPRETATION
The captions by which the articles and paragraphs of this Lease are identified are for convenience only, and shall not affect the interpretation of this Lease. Wherever the context so requires, the singular number shall include the plural, the plural shall refer to the singular and the neuter gender shall include the masculine and feminine genders. If any provision of this Lease shall be held to be invalid by a court, the remaining provisions shall remain in effect and shall in no way be impaired thereby.
ARTICLE 33
ENTIRE INSTRUMENT
It is understood that there are no oral agreements between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This is the final and complete expression of the parties’ agreement, all of the agreements heretofore and contemporaneously made by the parties are contained in this Lease, and this Lease cannot be modified in any respect except by a writing executed by Landlord and Tenant. All terms and conditions hereof shall apply on the date of mutual execution hereof except as otherwise expressly set forth herein. Time is of the essence hereof.
ARTICLE 34
EASEMENTS; RECORDING
This Lease is made expressly subject to any conditions, covenants, restrictions, easements, and other matters now or hereafter of record against the Premises or the Property. Neither Landlord nor Tenant shall record this Lease or any “short-form” or other memorandum thereof. Tenant agrees that Tenant is obligated to and shall perform all obligations of the “owner” of the Premises under and pay all expenses (other than the monthly rental payable by the “lessee” under the Ground Lease) which Landlord may be required to pay in accordance with the Ground Lease, any declaration, reciprocal easement agreement or any other agreement or document of record now, or of record in the future if created or filed by or with the consent of Tenant, affecting the Premises, herein referred to collectively as the “Encumbrances,” and that Tenant shall comply with all of the terms and conditions of the Encumbrances during the Term of this Lease. Tenant further covenants and agrees to indemnify, defend and hold harmless Landlord and its lender against any claim, loss or damage suffered by Landlord or its lender by reason of Tenant’s failure to perform any obligations or pay any expenses as required under this Lease or under any Encumbrance or comply with the terms and conditions of any Encumbrance as herein above provided during the Term of this Lease.
ARTICLE 35
CHOICE OF LAW; WAIVER OF TRIAL BY JURY
The laws of the State in which the Premises are situated shall govern this Lease. Tenant hereby waives trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto on any matters whatsoever arising out of or in any way connected with this Lease, including without limitation, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any law, statute, or regulation.
ARTICLE 36
HAZARDOUS SUBSTANCES
36.1    Indemnity. Tenant shall be solely responsible and liable for, and shall indemnify, defend and hold harmless Landlord for, from and against any and all Hazardous Substances existing on the Premises or the Property or any other property, or present in or on the air, ground water, soil, buildings or other improvements or otherwise in, on, under or about the Premises or the Property or any other property, resulting from the Handling by Tenant’s Permittees of any Hazardous Substance during the period of Tenant’s occupancy or use of the Premises, or any breach by Tenant of any obligation under this Article. The foregoing indemnity obligations of Tenant include without limitation (i) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or the Property, claims by any government agency or other third parties, and sums paid in settlement of claims, attorneys’ fees, consultants’ fees, experts’ fees and the like) which arise at any time during the Term of this Lease or after the Term of this Lease as a direct result therefrom; and all costs incurred in connection with any investigation of site conditions or any studies, testing, reports, monitoring, clean-up, detoxification, decontamination, repairs, replacements, restoration and remedial work required by any federal, state or local governmental agency, authority or political subdivision because of any Hazardous Substance present in soil, ground water, air, buildings or other improvements or otherwise in, upon, under or about the Premises or the adjacent Property or any other property, air or water. If the presence of any Hazardous Substance in, on, under or about the Premises or the Property due to the Handling of Hazardous Substances by Tenant’s Permittees results in contamination of the Premises or the Property or any other property, air or water, Tenant shall promptly take all actions at its sole cost and expense as are necessary or appropriate to return the Premises and the Property to the condition existing prior to the Handling, provided that Tenant obtains Landlord’s prior written approval of such actions and of the contractors and other persons performing such actions, which approval shall not be unreasonably withheld, so long as such actions would not potentially have any materially adverse long-term or short-term effect on the Premises or the Property. In any event, any and all actions by Tenant to return the Premises and the Property to the condition existing prior to the Handling of any such Hazardous Substance shall be done in compliance with all Laws, and in such a manner and at such times as to avoid interference with and/or inconvenience to any tenants, occupants, contractors and invitees of any adjacent property to the maximum extent possible. Tenant’s obligations under this Article shall survive the termination of this Lease.
36.2    Covenant. Tenant shall not cause or permit any Hazardous Substance to be Handled in, upon, under or about the Premises (or any part thereof) or any part of the Property by Tenant’s Permittees without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant shall promptly deliver to Landlord true copies of all governmental permits and approvals relating to the Handling of Hazardous Substances and all correspondence sent or received by Tenant’s Permittees regarding any Handling of Hazardous Substances in or about the Premises, including, without limitation, inspection reports and citations.
36.3    Definitions. As used in this Article, the following terms shall have the following definitions:
(a)    “Hazardous Substance” means any polychlorinated biphenyls, petroleum products, asbestos, and any other hazardous, toxic or radioactive substance or waste the release, discharge, emission, storage, handling or disposal of which is or becomes regulated by any existing or future Hazardous Substance Law. Notwithstanding the foregoing, Hazardous Substances do not include commercial products used or consumed in the normal course of Tenant’s business operation or reasonably necessary for the maintenance of the Premises, to the extent and degree they are stored, used, and disposed of in a commercially reasonable manner in compliance with Hazardous Substance Laws.
(b)    “Handle” or “Handled” or “Handling” means generated, produced, brought upon, used, handled, stored, treated or disposed of.
(c)    “Tenant’s Permittees” means and includes Tenant, Tenant’s employees, licensees, contractors, subcontractors, representatives, agents, officers, partners, directors, sub-subtenants, and invitees.

(d)    “Laws” means all applicable present and future laws, ordinances, rules, regulations, statutes, requirements, actions, policies, and common law of any local, state, Federal or quasi‑governmental agency, body, board or commission.
36.4    Handling; Notices. Without in any way diminishing or waiving the limitations on and obligations of Tenant set forth in this Article, if Tenant’s Permittees Handle Hazardous Substances in, upon, under or about the Premises, such Handling shall be done in full compliance with all Laws. Furthermore, Tenant shall immediately upon receipt thereof, provide to Landlord written notice of the following:
(a)    Any enforcement, clean-up or other regulatory action taken or threatened by any governmental authority (including, without limitation, any federal, state or local governmental entity) with respect to the presence of any Hazardous Substances in, upon under or about the Premises or the migration thereof from or to other property;
(b)    All demands or claims made or threatened by any third party against Tenant or the Premises relating to any loss or injury resulting from any Hazardous Substances;
(c)    Any reportable spill, release, discharge or disposal of Hazardous Substances in, upon, under or about the Premises;
(d)    All matters with respect to which Tenant is required to give notice pursuant to any applicable health and safety regulations.
Landlord shall have the right to join and participate in, as a party if it so elects, any legal proceedings or actions affecting the Premises initiated in connection with any Hazardous Substances or related laws.
ARTICLE 37
AUTHORITY
Each person executing this Lease on behalf of Tenant hereby covenants and warrants to Landlord that: such person is duly authorized to execute this Lease on behalf of Tenant; Tenant is duly qualified in all respects; all steps have been taken prior to the date hereof to qualify Tenant to do business in the state in which the Premises are situated; all franchise and other taxes have been paid to date; and all forms, reports, fees and other documents necessary to comply with applicable laws will be filed when due. Tenant will furnish to Landlord promptly upon demand, a corporate resolution, proof of due authorization of partners, or other appropriate documentation reasonably requested by Landlord evidencing the due authorization of Tenant to enter into this Lease.
ARTICLE 38
LIMITATION OF LIABILITY
38.1    Tenant’s Indemnification Obligations. Tenant’s indemnification obligations set forth in this Lease will not apply to the extent that a claim, action, proceeding, damage, liability, or expense results from or arises out of:
(a)    The gross negligence or intentional misconduct of Landlord or any employee, independent contractor, or authorized representative of Landlord;
(b)    Landlord’s breach of any representation, warranty, covenant, or other obligation of Landlord under this Lease or any other agreement or document relating to the Premises; or

(c)    Jackson County’s breach of any representation, warranty, covenant, or other obligation of Jackson County under the Ground Lease.
38.2    Tenant’s Release Obligations. Tenant’s release obligations set forth in this Lease will not apply to the extent that a claim, action, proceeding, damage, liability, or expense results from or arises out of:
(a)    The intentional misconduct of Landlord or any employee of Landlord; or
(b)    Jackson County’s breach of any representation, warranty, covenant, or other obligation of Jackson County under the Ground Lease.
[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

LANDLORD:	GREENWELL/MEDFORD L.L.C., a Washington limited liability company

By:    ROBERT F. GREENWELL COMPANY L.P.,
    a Delaware limited partnership,
    its sole member

    By:    Pohaku Properties, LLC,
        a Hawaii limited liability company,
        its managing general partner

        By:
        Name:    F.R. Peter Greenwell, as Trustee of the F.R.             Peter Greenwell Trust dated October 23,             1989
        Date:

    By:    Lehua Aloha Properties, LLC,
        a Hawaii limited liability company,
        its general partner

        By:
        Name:    Carol Adamson Greenwell, as Trustee of the             Carol Adamson Greenwell Trust dated             October 23, 1989, its sole member
        Date:

TENANT:

ERICKSON INCORPORATED, a Delaware corporation

By:
Name:
Its:
Date:

EXHIBIT “A”
LEGAL DESCRIPTION
Real property in the County of Jackson, State of Oregon, described as follows:
TRACT A:
Fee title estate in and to the real property improvements situated upon the following described tract of land lying the City of Medford, Jackson Country, Oregon, commonly known as Hangar A2, to wit:
Commencing at the Southeast corner of Section 1, Township 37 South, Range 2 West of the Willamette Meridian, Jackson County, Oregon; thence North 81¡ 26' 15" West 1432.81 feet to the true point of beginning of the Building Improvement area; thence continue North 66¡ 20' 20" West 228.50 feet; thence North 23¡ 39' 40" East 140.00 feet; thence South 66¡ 20' 20" East 68.00 feet; thence North 23¡ 39' 40" East 115.00 feet; thence South 66¡ 20' 20" East 105.00 feet; thence South 23¡ 39' 40" West 105.00 feet; thence South 66¡ 20' 20" East 55.50 feet; thence South 23¡ 39' 40" West 150.00 feet to the true point of beginning.
TRACT B:
Leasehold Estate as to that portion of the underlying Ground Lease dated October 6, 1999 and modified by Supplemental Agreements, that was assigned by and between Medford Air Service Inc., as Assignor of Lessee's interest and Erickson Air-Crane, Incorporated, as Assignee of Lessee's interest, and further described in a memorandum of which was recorded Nover 4, 2013 as Document No. 2013-037805, Official Records, Jackson County, Oregon, for the following described property, to wit:
Commencing at the Southeast corner of Section 1, Township 37 South, Range 2 West of the Willamette Meridian, Jackson County, Oregon; thence North 85¡ 50' 10" West 1114.81 feet to a steel spindle set flush with the pavement surface for the true point of beginning of the leased property to be described; thence North 27¡ 09' 47" West 468.18 feet to a steel spindle set flush with the pavement surface; thence North 44¡ 43' 08" West 136.32 feet to a fence corner; thence continue North 44¡ 43' 08" West, along said fence line, 70.72 feet to an angle point in said fence line also being a Westerly corner of the USAD-Forest Service lease boundary; thence continue along said fence line line North 28¡ 37' 32" West 233.04 feet to a fence corner and the Northwest corner of said Forest Service boundary; thence leaving said boundary South 76¡ 13' 53" West 16.79 feet; thence South 06¡ 09' 51" East 50.83 feet; thence South 01¡ 27' 15" West 208.47 feet; thence 60.82 feet along the arc of a 157.00 foot radius curve to the right (the long chord of which bears South 12¡ 33' 07" West 60.44 feet); thence South 23¡ 38' 56" West 10.44 feet; thence South 66¡ 21' 01" East 4.30 feet; thence 40.26 feet along the arc a 296.93 foot radius curve to the right (the long chord of which bears South 32¡ 38' 33" West 40.23 feet); thence South 36¡ 05' 57" West 85.71 feet; thence South 35¡ 44" 12" West 83.82 feet; thence South 36¡ 33' 24" West 26.93 feet; thence South 37¡ 50' 11" East 11.83 feet; thence North 58¡ 36' 59" East 29.29 feet; thence South 54¡ 00' 02" East 8.09 feet; thence 20.02 feet along the arc of a 19.50 foot radius curve to the right (the long chord to which bears South 24¡ 35' 46" East 19.15 feet); thence 4.00 feet along the arc of a 30.50 foot radius curve to the left (the long chord to which bears South 01¡ 02' 39" West 4.00 feet); thence South 10¡ 22' 56" West 14.53 feet to a fence corner; thence along a fence line South 47¡ 52' 00" East 115.99 feet; thence South 65¡ 17' 00" East 124.96 feet; thence leaving said fence line South 23¡ 38' 58" West 76.14 feet; thence South 67¡ 18' 57" East 69.45 feet; thence South 70¡ 25' 49" East 24.71 feet; thence South 84¡ 18' 00" East 54.00 feet; thence North 83¡ 50' 00" East 152.09 feet; thence North 83¡ 00' 05" East 133.39 feet to the true point of beginning.
EXCEPTING THEREFROM that portion known as "4002 Cirrus Drive Fuel Farm Area" as more fully described in Exhibit H of Document No. 2013-037820, Official Records of Jackson County, Oregon.

EXHIBIT A-1

EXHIBIT “B”
MOVE-OUT INSPECTION CHECKLIST
Before surrendering the Premises, Tenant shall remove all of its personal property and trade fixtures. If Tenant fails to remove its personal property and fixtures upon the expiration or earlier termination of this Lease, the same shall be deemed abandoned and shall become the property of the Landlord. The following list is designed to assist Tenant in its move-out procedures but is not intended to be all inclusive:

1.    Lights:    Office, warehouse, emergency and exit lights will be fully operational with all bulbs and ballasts functioning.

2.    Dock Levelers, Service Doors and Roll Up Doors: All truck doors, service doors, roll up doors and dock levelers shall be serviced and placed in good operating order. This includes necessary replacement of any dented truck door panels and adjustment of door tension to insure proper operation. All door panels which are replaced need to be painted to match Building standard.

3.    Dock Seals/Dock Bumpers: Free of tears; broken backboards repaired. All dock bumpers must be left in place and be well secured.

4.    Structural Columns: All structural steel columns in the warehouse and office portions of the Premises shall be inspected for damage. Repairs of these elements must be pre-approved by Landlord prior to implementation.

5.    Warehouse Floor: Floors shall be free of major stains, freshly polished not earlier than sixty (60) days prior to the expiration date of the Lease term (Landlord shall contribute fifty percent (50%) of the costs for such polishing), and swept with no racking bolts and other protrusions left in the floor. Cracks should be repaired with an epoxy or polymer to match concrete color. All floor striping in the Premises shall be removed.

6.    Tenant-Installed Equipment and Wiring:     All such equipment should be removed and the space returned to its original condition when originally leased to Tenant. Remove air lines, junction boxes, and conduit.

7.    Walls: Sheetrock (drywall) damage should be patched, taped, sanded and painted so that there are no holes in either office or warehouse portions of the Building.

8.    Carpet and Tile: All carpet and vinyl tiles should be in a clean condition and should not have any holes or chips. Landlord will accept normal wear on these items provided they are in a reasonably well-maintained condition.

9.    Roof: Any Tenant-installed equipment must be removed and all roof penetrations properly repaired by a licensed roofing contractor approved in advance by Landlord. All active leaks must be fixed and the latest Landlord-directed maintenance and repair recommendations must be followed. Tenant must check with Landlord's property manager to determine if a specific roofing contractor is required to perform any required work.

EXHIBIT B-1

10.    Signs: All exterior signs must be removed and holes patched and paint touched-up as necessary. All window signs should likewise be removed.

11.    HVAC Equipment: HVAC systems and equipment should be placed in good working order, including the necessary replacement of any parts to return the unit(s) to a well-maintained, operating condition. The foregoing requirements apply as well to warehouse heaters and exhaust fans. Upon move-out, Landlord will have an exit inspection performed by a certified HVAC/mechanical contractor.

12.    Electrical & Plumbing: All electrical and plumbing equipment shall be returned in good condition and repair and conforming to code.

13.    Overall Cleanliness: Clean windows, sanitize bathrooms, vacuum carpet, and remove any and all debris from the office and warehouse portions of the Building. Remove all pallets and debris from exterior areas at the site. All trade fixtures, dumpsters, racking, trash, vending machines and other personal property (except for those items which are the property of Landlord, which shall be left in place) shall be removed.

14.    Upon Completion: Contact Landlord's property manager to coordinate turning in of keys/keycards, utility changeovers, and scheduling a joint final inspection of Premises.

EXHIBIT B-2